Filed Pursuant to Rule 433

Registration No. 333-224993

May 17, 2018

Valero Energy Corporation

Pricing Term Sheet

$750,000,000 4.350% Senior Notes due 2028

Issuer:	Valero Energy Corporation
Ratings:*	Baa2 (Moody’s) / BBB (S&P) / BBB (Fitch)
Pricing Date:	May 17, 2018
Settlement Date:	June 1, 2018 (T+10)
Denominations:	$2,000 x 1,000
Principal Amount:	$750,000,000
Title:	4.350% Senior Notes due 2028
Maturity Date:	June 1, 2028
Benchmark Treasury:	2.875% due May 15, 2028
Benchmark Treasury Price and Yield:	97-31+; 3.111%
Spread to Benchmark Treasury:	T+125 bps
Yield to Maturity:	4.361%
Price to Public:	99.912% of the principal amount
Coupon:	4.350%
Interest Payment Dates:	June 1 and December 1, commencing December 1, 2018
Make-Whole Call:	T+20 bps
Par Call:	On and after March 1, 2028 (the date that is three months prior to the Maturity Date)
CUSIP/ISIN:	91913Y AV2 / US91913YAV20
Joint Book-Running Managers:

Merrill Lynch, Pierce, Fenner & Smith

                      Incorporated

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

TD Securities (USA) LLC

Co-Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

Lloyds Securities Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

SunTrust Robinson Humphrey, Inc.

U.S. Bancorp Investments, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, J.P. Morgan Securities LLC collect at 1-212-834-4533, Morgan Stanley & Co. LLC at 1-866-718-1649 or Wells Fargo Securities, LLC at 1-800-645-3751.

This pricing term sheet supplements the preliminary prospectus supplement filed by Valero Energy Corporation on May 17, 2018 relating to the prospectus dated May 17, 2018.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via Bloomberg or another email system.